Exhibit 99
Press Release

Contact:	Claire M. Gulmi Executive Vice President and Chief Financial Officer (615) 665-1283
AMSURG FOURTH-QUARTER NET EARNINGS FROM CONTINUING

OPERATIONS INCREASE 11% TO $0.40 PER DILUTED SHARE

ACQUIRES 13 CENTERS DURING THE QUARTER
NASHVILLE, Tenn. — (February 19, 2009) — Christopher A. Holden, President and Chief Executive Officer of AmSurg Corp. (NASDAQ: AMSG), today announced record financial results for the fourth quarter and 12 months ended December 31, 2008. Revenues for the quarter were $153,146,000, an increase of 8% from $141,482,000 for the fourth quarter of 2007. Net earnings from continuing operations rose 13% to $12,862,000 from $11,367,000. Net earnings from continuing operations per diluted share increased 11% to $0.40 for the fourth quarter of 2008 from $0.36 for the same quarter in 2007. As expected, net earnings from continuing operations for the fourth quarter of 2008 included a negative impact of $0.01 per diluted share from the effect of the Medicare rule revising the payment system for ASCs, which was effective January 1, 2008.
     For the year, revenue grew 16% to $600,655,000 from $518,311,000 for 2007. Net earnings from continuing operations increased 19% to $49,512,000 from $41,766,000. Net earnings from continuing operations per diluted share rose 16% to $1.55 for 2008 from $1.34 for 2007. Net earnings from continuing operations for 2008 included a negative impact of $0.05 per diluted share from the revised Medicare payment system.
     “We are pleased to have achieved double-digit earnings growth in the fourth quarter during a tough economic environment,” said Mr. Holden, “while meeting our financial guidance for the quarter and the full year. Reflecting this environment, same-facility revenue was essentially flat for each month of the quarter. In addition, our revenue performance was affected, as expected, by the negative impact of the Medicare rule revising the payment system for ASCs, which totaled $0.01 per diluted share for the quarter and $0.05 per diluted share for 2008. Although this impact for the fourth quarter was offset by positive same-facility procedure growth, it contributed to a flat same-center revenue performance on a comparable-quarter basis.
     “Our center development activity for the fourth quarter was robust, with 13 center acquisitions completed during the quarter. We exceeded expectations by adding 20 centers for all 2008, which expanded our continuing centers in operation to 189 at year end. Most of the fourth-quarter center acquisitions were completed late in the year, limiting their impact on revenue for the quarter. We completed 2008 with five centers under letter of intent and three centers under development, one of which is expected to open in 2009. Since the end of 2008, we have completed the acquisitions of three of the centers that were under letter of intent at year end.
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AMSG Reports Fourth-Quarter Results

February 19, 2009
     “We continued to produce significant growth in cash flow from operations for the fourth quarter of 2008 and the full year. Cash flow from operations for the quarter increased 13% from the fourth quarter of 2007 to $25.7 million and for the year grew 15% to $90.9 million. We funded a substantial majority of our annual capital expenditures with cash flow from operations, although the percentage was somewhat lower than anticipated for 2008 due to our adding more centers than planned for the year. The Company’s leverage metrics at the end of 2008 remain at moderate, manageable levels. Our long-term debt to total capitalization was 37% at the end of 2008 compared with 35% at the end of 2007, and year-end long-term debt to trailing 12 months EBITDA increased to 2.4 from 2.3 at the end of 2007.
     “For 2009, we again expect to fund our planned capital expenditures primarily with internally generated funds, with cash flow from operations for 2009 expected in a range of $95 million to $100 million. We also have additional capacity under our revolving credit facility, which matures in July 2011, of approximately $50 million. With our strong financial position and sources of liquidity, we are confident of having the financial resources to fund our anticipated growth for 2009, despite the challenging credit and economic environment.
     “Our guidance for 2009 is based on, among other things, the operating environment since the end of the third quarter and the limited visibility we have about the impact of the economic downturn on our results of operations for the year. As a result, we have today established AmSurg’s guidance for 2009 and the first quarter of 2009 as follows:
•	Revenues in a range of $650 million to $680 million for 2009.

•	Same-center revenue growth is expected to be flat for the full year, which includes a negative impact of one percentage point from the effect of the Medicare rule revising the payment system for ASCs, which was effective January 1, 2008.

•	The addition of 13 to 16 new centers for the year.

•	An estimated effective income tax rate for the year of 39.5%.

•	Net earnings from continuing operations per diluted share for 2009 in a range of $1.64 to $1.67, including a negative $0.07 impact from the effect of the revised Medicare payment system.

•	Net earnings from continuing operations per diluted share for the first quarter of 2009 in a range of $0.38 to $0.40 per diluted share.”
     The information contained in the preceding paragraphs is forward-looking information, and the attainment of these targets is dependent not only on AmSurg’s achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.
     Mr. Holden concluded, “While we do not discount the potential impact on our business of a long and/or deep economic downturn, we believe AmSurg is well-positioned in both an absolute sense and relative to our industry peers to weather current economic conditions. We remain differentiated among our peers for the strength of our financial position and cash flow, the consistency of our primary surgical specialties and the scale of our operations. In addition, both the increasing national urgency to reduce the costs of healthcare and the demographics of the baby boom generation favor our high quality, high volume and low cost ASC facilities. As a result, we expect to continue investing in the expansion of AmSurg and in the value proposition
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AMSG Reports Fourth-Quarter Results

February 19, 2009
we provide our physician partners and patients, despite the economic environment. We remain confident that our efforts will enhance our ability to achieve our objectives for long term growth in earnings and shareholder value.”
     AmSurg Corp. will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call over the Internet by going to www.amsurg.com and clicking “Investor Relations” or by going to www.earnings.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call and continue for 30 days.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by potential adverse consequences to our business as a result of current and future economic conditions, which could lead to reductions in reimbursement or other changes to the Medicare program, lack of access to capital, or reductions in the number of procedures performed at our surgery centers, and the other important factors, among others, set forth in AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other filings with the Securities and Exchange Commission, including the following risks: the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as the Company’s costs increase; the Company’s ability to maintain favorable relations with its physician partners; the Company’s ability to acquire and develop additional surgery centers on favorable terms; the Company’s ability to grow revenues by increasing procedure volume while maintaining its operating margins and profitability at its existing centers; the Company’s ability to manage the growth in its business; the Company’s ability to obtain sufficient capital resources to complete acquisitions and develop new surgery centers; the Company’s ability to compete for physician partners, managed care contracts, patients and strategic relationships; risks associated with weather and other factors that may affect the Company’s surgery centers; uncertainties associated with judicial, regulatory and legislative developments in New Jersey; the Company’s failure to comply with applicable laws and regulations; the risk of changes in legislation, regulations or regulatory interpretations that may negatively affect the Company; the risk of becoming subject to federal and state investigation; the risk of regulatory changes that may obligate the Company to buy out interests of physicians who are minority owners of its surgery centers; risks associated with the Company’s status as a general partner of limited partnerships; the Company’s legal responsibility to minority owners of its surgery centers, which may conflict with its interests and prevent it from acting solely in its best interests; risks associated with the write-off of the impaired portion of intangible assets; and risks associated with the tax deductibility of goodwill. Consequently, actual results, performance or developments may differ materially from the forward-looking statements included above. AmSurg disclaims any intent or obligation to update these forward-looking statements.
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At December 31, 2008, AmSurg owned a majority interest in 189 continuing centers in operation and had three centers under development.
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AMSG Reports Fourth-Quarter Results

February 19, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands, except per share amounts)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
Statement of Earnings Data:	2008	2007	2008	2007
Revenues	$153,146	$141,482	$600,655	$518,311

Operating expenses:
Salaries and benefits	43,290	40,905	173,588	152,332
Supply cost	18,674	16,585	70,664	59,930
Other operating expenses	33,029	29,439	125,064	106,223
Depreciation and amortization	5,262	5,163	20,876	18,755

Total operating expenses	100,255	92,092	390,192	337,240

Operating income	52,891	49,390	210,463	181,071
Minority interest	29,123	27,727	118,550	103,153
Interest expense, net	2,312	2,852	9,938	9,568

Earnings from continuing operations before income taxes	21,456	18,811	81,975	68,350
Income tax expense	8,594	7,444	32,463	26,584

Net earnings from continuing operations	12,862	11,367	49,512	41,766

Discontinued operations:
(Loss) earnings from operations of discontinued interests in surgery centers, net of income tax (benefit) expense	(12)	461	(8)	2,079
(Loss) gain on disposal of discontinued interests in surgery centers, net of income tax (benefit) expense	(1,138)	888	(2,458)	330

Net (loss) earnings from discontinued operations	(1,150)	1,349	(2,466)	2,409

Net earnings	$11,712	$12,716	$47,046	$44,175

Basic earnings per common share:
Net earnings from continuing operations	$0.41	$0.37	$1.57	$1.36
Net earnings	$0.37	$0.41	$1.49	$1.44
Diluted earnings per common share:
Net earnings from continuing operations	$0.40	$0.36	$1.55	$1.34
Net earnings	$0.37	$0.40	$1.47	$1.42

Weighted average number of shares and share equivalents (000’s):
Basic	31,517	31,110	31,503	30,619
Diluted	31,798	31,644	31,963	31,102

Operating Data:

Continuing centers in operation at end of period	189	169	189	169
New centers added during the period	13	8	20	24
Centers under development/not opened at end of period	3	2	3	2
Development centers awaiting CON approval at end of period	—	1	—	1
Centers under letter of intent	5	4	5	4
Average number of centers in operation	175	166	173	157
Average revenue per center	$875	$852	$3,470	$3,294
Same center revenues increase	0%	7%	3%	4%
Procedures performed during the period	283,235	258,619	1,110,563	954,267
Reconciliation of net earnings to EBITDA (1):
Net earnings from continuing operations	$12,862	$11,367	$49,512	$41,766
Add: income tax expense	8,594	7,444	32,463	26,584
Add: interest expense, net	2,312	2,852	9,938	9,568
Add: depreciation and amortization	5,262	5,163	20,876	18,755

EBITDA	$29,030	$26,826	$112,789	$96,673

(1)	EBITDA is defined as earnings before interest, income taxes and depreciation and amortization. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net earnings from continuing operations is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to EBITDA as defined.
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AMSG Reports Fourth-Quarter Results

February 19, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands)

	Dec. 31,	Dec. 31,
Balance Sheet Data:	2008	2007
Assets

Current assets:
Cash and cash equivalents	$31,548	$29,953
Accounts receivable, net of allowance of $11,757 and $8,310 respectively	63,602	61,284
Supplies inventory	8,083	6,882
Deferred income taxes	1,378	1,354
Prepaid and other current assets	17,223	18,509
Current assets held for sale	25	—

Total current assets	121,859	117,982

Long-term receivables and deposits	46	1,653
Property and equipment, net	111,884	104,874
Intangible assets, net	671,914	557,125
Long-term assets held for sale	176	—

Total assets	$905,879	$781,634

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$6,801	$5,781
Accounts payable	14,240	12,703
Accrued salaries and benefits	12,040	12,415
Other accrued liabilities	3,246	2,291
Current income taxes payable	—	1,000
Current liabilities held for sale	35	—

Total current liabilities	36,362	34,190

Long-term debt	265,835	216,822
Deferred income taxes	54,758	41,990
Other long-term liabilities	22,416	15,401
Minority interest	66,079	62,006
Shareholders’ equity:
Common stock, no par value 70,000,000 shares authorized, 31,342,241 and 31,202,629 shares outstanding, respectively	177,624	172,536
Deferred compensation	(5,432)	(3,916)
Retained earnings	291,088	244,042
Accumulated other comprehensive loss, net of income taxes	(2,851)	(1,437)

Total shareholders’ equity	460,429	411,225

Total liabilities and shareholders’ equity	$905,879	$781,634

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AMSG Reports Fourth-Quarter Results

February 19, 2009
AMSURG CORP.
Unaudited Selected Consolidated Financial and Operating Data
(Dollars in thousands)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
Statement of Cash Flow Data:	2008	2007	2008	2007
Cash flows from operating activities:
Net earnings	$11,712	$12,716	$47,046	$44,175
Adjustments to reconcile net earnings to net cash flows provided by operating activities:
Minority interest	29,123	27,727	118,550	103,153
Distributions to minority partners	(29,776)	(28,240)	(118,769)	(103,545)
Depreciation and amortization	5,262	5,163	20,876	18,755
Net (gain) loss on sale and impairment of long-lived assets	(154)	(794)	922	724
Share-based compensation	1,009	1,236	4,710	4,560
Excess tax benefit from share-based compensation	(35)	(513)	(1,351)	(3,322)
Deferred income taxes	4,539	1,883	14,729	8,063
Increase (decrease) in cash and cash equivalents, net of effects of acquisition and dispositions, due to changes in:
Accounts receivable, net	6,855	2,298	3,792	(2,300)
Supplies inventory	(99)	(176)	(83)	47
Prepaid and other current assets	372	(4,176)	2,344	(2,958)
Accounts payable	(139)	1,303	(1,904)	962
Accrued expenses and other liabilities	(2,903)	3,730	(487)	8,128
Other, net	(21)	651	552	2,929

Net cash flows provided by operating activities	25,745	22,808	90,927	79,371

Cash flows from investing activities:
Acquisition of interest in surgery centers	(75,861)	(78,008)	(118,671)	(162,777)
Acquisition of property and equipment	(4,814)	(8,107)	(18,379)	(24,640)
Proceeds from sale of surgery center	59	3,548	3,812	5,433
Decrease in long-term receivables	(1)	698	1,458	2,616

Net cash flows used in investing activities	(80,617)	(81,869)	(131,780)	(179,368)

Cash flows form financing activities:
Proceeds from long-term borrowings	100,016	87,052	157,787	178,316
Repayment on long-term borrowings	(27,135)	(22,815)	(114,788)	(89,712)
Proceeds from issuance of common stock upon exercise of stock options	35	4,209	9,970	17,661
Repurchase of common stock	(12,413)	—	(12,413)	—
Proceeds from capital contributions by minority partners	34	326	582	480
Excess tax benefit from share-based compensation	35	513	1,351	3,322
Financing cost incurred	(9)	(193)	(41)	(200)

Net cash flows provided by financing activities	60,563	69,092	42,448	109,867

Net increase in cash and cash equivalents	5,691	10,031	1,595	9,870
Cash and cash equivalents, beginning of period	25,857	19,922	29,953	20,083

Cash and cash equivalents, end of period	$31,548	$29,953	$31,548	$29,953

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